                                  Exhibit 24.1

                              CONFIRMING STATEMENT

This Statement confirms that the undersigned, Anthony Breaks, has authorized and designated Clifford E. Lai, John J. Feeney, Jr., Jonathan C. Tyras, Josielyne K.
Pacifico and Waheed Olowa to execute and file on the undersigned's behalf all
Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of RMK High Income
Fund, Inc. (the "Company"). The authority of Clifford E. Lai, John J. Feeney,
Jr., Jonathan C. Tyras, Josielyne K. Pacifico and Waheed Olowa under this
Statement shall continue until the undersigned is no longer required to file
Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that Clifford E. Lai, John J. Feeney, Jr., Jonathan C. Tyras,
Josielyne K. Pacifico and Waheed Olowa are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: July 24, 2008

/s/ Anthony Breaks
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Anthony Breaks